Exhibit 3.1

FIRST AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NRC HEALTH

NRC Health, a Delaware corporation, hereby certifies as follows.

1.	The name of the corporation is NRC Health. The date of filing its original Certificate of Incorporation with the Secretary of State was June 30, 2021, under the name National Research Corporation.
2.

The First Amended and Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends provisions of the Certificate of Incorporation of this corporation as heretofore amended and/or restated, has been duly adopted by the corporation’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.	The First Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of State of Delaware.
4.	The text of the Certificate of Incorporation of the corporation is hereby amended and restated in its entirety to read as Exhibit A hereto.
5.

IN WITNESS WHEREOF, this corporation has caused this First Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

NRC Health

Date: June 24, 2026	By:	/s/ Shane Harrison

Name:	Shane Harrison
Title:	Secretary

EXHIBIT A

NRC HEALTH

FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ARTICLE 1

NAME

The name of the corporation is NRC Health (the “Corporation”).

ARTICLE 2

REGISTERED OFFICE; REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE 3

 PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same may be amended (the “DGCL”).

ARTICLE 4

AUTHORIZED CAPITAL

The aggregate number of shares which the Corporation shall have the authority to issue is One Hundred-Twelve Million (112,000,000) shares, consisting of: (i) One Hundred-Ten Million (110,000,000) shares of a class designated as “Common Stock,” with a par value of $.001 per share; and (ii) Two Million (2,000,000) shares of a class designated as “Preferred Stock,” with a par value of $.01 per share.

The designation, relative rights, preferences and limitations of the shares of each class and the authority of the Board of Directors of the Corporation to establish and to designate series of Preferred Stock and to fix variations in the relative rights, preferences and limitations as between such series, shall be as set forth herein.

A.	Preferred Stock.

(1)    Series and Variations Between Series. The Board of Directors of the Corporation is authorized, to the full extent permitted under the DGCL and the provisions of this Section A, to provide for the issuance of the Preferred Stock in series, each of such series to be distinctively designated, and to have such redemption rights, dividend rights, rights on dissolution or distribution of assets, conversion or exchange rights, voting powers, designations, preferences and relative participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof as shall be provided by the Board of Directors of the Corporation consistent with the provisions of this Article 4.

(2)    Dividends. Before any dividends shall be paid or set apart for payment upon shares of Common Stock, the holders of each series of Preferred Stock shall be entitled to receive dividends at the rate (which may be fixed or variable) and at such times as specified in the particular series. The holders of shares of Preferred Stock shall have no rights to participate with the holders of shares of Common Stock in any distribution of dividends in excess of the preferential dividends, if any, fixed for such Preferred Stock.

(3)    Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of each series of Preferred Stock shall be entitled to receive out of the assets of the Corporation in money or money’s worth the preferential amount, if any, specified in the particular series for each share at the time outstanding together with all accrued but unpaid dividends thereon, before any of such assets shall be paid or distributed to holders of Common Stock. The holders of Preferred Stock shall have no rights to participate with the holders of Common Stock in the assets of the Corporation available for distribution to stockholders in excess of the preferential amount, if any, fixed for such Preferred Stock.

(4)    Voting Rights. The holders of Preferred Stock shall have only such voting rights as are fixed for shares of each series by the Board of Directors pursuant to this Section A or are provided, to the extent applicable, by the DGCL.

B.	Common Stock

(1)    Voting Rights. Except as otherwise provided by the DGCL, and except as may be determined by the Board of Directors with respect to the Preferred Stock pursuant to Section A of this Article 4, only the holders of Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. Upon any such vote the holders of Common Stock shall, except as otherwise provided by law, be entitled to one vote for each share of Common Stock held by them respectively.

(2)    Dividends. Subject to the provisions of this Article 4, the Board of Directors of the Corporation may, in its sole discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends or other distributions on the Common Stock.

(3)    Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of Preferred Stock the full preferential amounts, if any, to which they are entitled, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the Corporation available for distribution to the holders of Common Stock.

C.    Preemptive Rights. No holder of shares of any class of capital stock of the Corporation shall have any preferential or preemptive right to acquire unissued shares of capital stock of the Corporation or securities convertible into such shares or conveying a right to subscribe for or acquire shares.

ARTICLE 5

BYLAWS

In furtherance and not in limitations of the powers conferred by the DGCL, the Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation.

ARTICLE 6

BOARD OF DIRECTORS

A.    General Powers, Number, Tenure, and Qualifications of Directors. The general powers, number, tenure and qualifications of the directors of the Corporation shall be as set forth in Article III of the Bylaws of the Corporation (and as such Article III shall exist from time to time).

B.    Removal of Directors. Subject to the rights of the holders of any one or more series of Preferred Stock, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the then issued and outstanding shares of stock then entitled to vote in the election of directors of the voting group of stockholders that elected the director to be removed.

C.    Vacancies. Any vacancy occurring in the Board of Directors, including a vacancy created by the removal of a director or an increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum of the Board of Directors, or by a sole remaining director, unless (i) otherwise provided by law, (ii) the Board of Directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders, or (iii) in the case of removal in accordance with Section B above, the holders of at least a majority of the voting power of the then issued and outstanding shares of stock then entitled to vote in the election of directors of the voting group of stockholders that elected the director(s) so removed shall designate the successor(s) in the action effecting such removal; provided, however, that if the vacant office was held by a director elected by a voting group of stockholders, only the remaining directors (if any) elected by that voting group or the voting group of stockholders shall fill the vacancy. For purposes of this Article 6, a director elected by directors to fill a vacant office pursuant to this Section C shall be deemed to be a director elected by the same voting group of stockholders that elected the director(s) who voted to fill the vacancy. Any director elected pursuant to this Section C shall serve until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.

D.    Preferred Stock Rights. Notwithstanding the foregoing and any provisions in the Bylaws of the Corporation, whenever the holders of any one or more series of Preferred Stock issued by the Corporation pursuant to Article 4 hereof shall have the right, voting separately as a class or by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Preferred Stock applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by the terms of the applicable series.

E.     No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE 7

STOCKHOLDER ACTION BY WRITTEN CONSENT

Any action required or permitted by this Certificate of Incorporation or the Bylaws of the Corporation or any provision of the DGCL to be taken at an Annual Meeting or Special Meeting of Stockholders may be taken without a meeting if a written consent or consents (including electronic transmission(s)), describing the action so taken, is signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and is delivered to the Corporation for inclusion in the corporation records.

ARTICLE 8

LIMITATION ON LIABILITY

To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the filing of this Certificate of Incorporation of which this Article 8 is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of this Article 8, nor adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article 8, shall eliminate or reduce the effect of this Article 8 in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising that, but for this Article 8, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE 9

DGCL SECTION 203

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE 10

BOOKS AND RECORDS

The books and records of the Corporation may be kept, subject to the DGCL, outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE 11

AMENDMENTS

Subject to the provisions hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has executed this First Amended and Restated Certificate of Amendment as of the date first written above.

NRC HEALTH

By:	/s/ Shane Harrison

Name:	Shane Harrison

Title:	Secretary